Exhibit 99.1
Church & Dwight Co., Inc.

News Release

Contact:	Maureen K. Usifer
Vice President Investor Relations
609-683-5900

CHURCH & DWIGHT REPORTS FOURTH QUARTER AND 2011 RESULTS
Strong Sales and EPS Growth
Company Announces 41% Dividend Increase
2012 EPS Outlook of $2.41-$2.43

PRINCETON, NJ, FEBRUARY 7, 2012 – Church & Dwight Co., Inc. (NYSE:CHD) today announced that full year 2011 reported earnings per share increased 13% to $2.12 per share compared to $1.87 per share in the prior year.  Full year 2011 earnings per share includes a $0.09 charge for a previously announced deferred tax valuation allowance and full year 2010 earnings per share includes an $0.11 charge for the settlement of the Company’s US pension benefit obligation.  Adjusted earnings per share increased 12% to $2.21 in 2011.

Full year 2011 net sales increased 6.2% to $2,749 million from $2,589 million in 2010.  Organic sales growth for 2011 was 4.1%, driven by volume growth of 3.9% and the 0.2% positive effect of price.  Organic sales exclude the impact of foreign exchange rate changes, acquisitions, divestitures, sales in anticipation of an information system upgrade, a discontinued product line, a change in shipping terms, and a change in the fiscal calendar for three foreign subsidiaries.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are proud of the business results we accomplished in 2011. Despite weak consumer demand and intense price competition, we delivered 4% organic sales growth and 12% adjusted EPS growth.  In addition, we exited the year with momentum and saw an improvement in organic growth each quarter this year.  We successfully implemented an information systems upgrade in Canada in October 2011 and in the United States on January 1, 2012 to provide us with better visibility to operating data and improved analytical capabilities.  We significantly increased our dividend to return value to shareholders.”

Fourth Quarter Review

Reported earnings per share in the fourth quarter increased 38% to $0.44 per share compared to $0.32 per share in the prior year.  Excluding the tax valuation allowance in 2011 and the pension charge in 2010, earnings per share increased 23%, from $0.43 per share to $0.53 per share.  Reported net sales for the fourth quarter increased 11.3% to $731.1 million.  Organic sales increased 7.1%, driven by volume growth of 5.4% and the 1.7% positive effect of price.

Consumer Domestic net sales were $519.6 million, a $47.0 million increase or 10.0% above the prior year fourth quarter sales. Fourth quarter organic sales increased by 7.4%, largely driven by higher sales of ARM & HAMMER Liquid Laundry Detergent, XTRA Liquid Laundry Detergent, ARM & HAMMER Cat Litter, ARM & HAMMER Powder Laundry Detergent and ARM & HAMMER SPINBRUSH battery powered toothbrushes.  These increases were partially offset by lower sales of OXICLEAN Laundry Additives and ARM & HAMMER Dental Care Toothpaste. Volume growth contributed approximately 6.6% to organic sales and positive price contributed 0.8%. The organic sales results exclude an estimated 1.7% benefit from a timing shift in customer orders from the first quarter of 2012 to the fourth quarter of 2011 in anticipation of the January 2012 U.S. information system upgrade and a 0.9% benefit from acquisitions. The shift in customer orders had an insignificant effect on earnings due to reinvestment in marketing and trade spending to support the brands.

Consumer International net sales were $145.0 million, a $24.8 million increase or 20.7% above the prior year fourth quarter sales.  Organic sales increased by 6.2% primarily due to increased sales in Canada, Australia, and Mexico, as well as increased U.S. exports. Volume growth contributed approximately 4.1% to organic sales and positive price contributed 2.1%. The organic sales results exclude a one-time 11.9% favorable benefit from a change in fiscal calendar from November 30 to December 31 in the UK, France and Australia concurrent with the systems upgrade in the US; exclude a 4.1% benefit from acquisitions; include 1.2% from a timing shift in customer orders from the fourth quarter to the third quarter in anticipation of the October information system upgrade in Canada; and exclude the 0.3% unfavorable effect of foreign exchange rate changes. The change in fiscal calendar generated minimal incremental operating profits due to reinvestment in marketing to support the business.

Specialty Products net sales were $66.5 million, a $2.4 million increase or 3.8% above the prior year fourth quarter sales.  Organic sales increased by 6.4% primarily driven by growth in our animal nutrition business.  The organic sales results exclude an estimated 1.6% benefit from a timing shift in customer orders from the first quarter of 2012 to the fourth quarter of 2011 in anticipation of the January 2012 U.S. information system upgrade, a 3.3% impact of a foreign subsidiary’s discontinued product line and a 0.9% unfavorable effect of foreign exchange rate changes.  Price contributed approximately 7.4% to organic sales, offset by 1.0% negative effect of volume in the quarter.  The positive price is primarily due to a pass-through of raw material increases to customers.

Gross margin decreased to 43.3% in the fourth quarter compared to 44.5% in the same quarter last year, reflecting unfavorable product mix as net sales of consumer domestic household products were up by 16.1% and net sales of personal care products were down 0.3%.  Higher commodity costs were partially offset by cost reduction programs.  Gross profit was up over 8% compared to the prior year quarter.

Marketing expense was $105.6 million in the fourth quarter, an increase of $9.5 million or 9.9% in comparison with the prior year fourth quarter.   Marketing expense as a percentage of net sales was 14.4% in the quarter, a decrease of 20 basis points over the prior year fourth quarter.

Selling, general, and administrative expense (SG&A) was $93.5 million in the fourth quarter and 12.8% of net sales.  SG&A in the prior year quarter was $116.3 million and included a pension settlement charge of $24.3 million.  Excluding this charge, SG&A was $92.0 million or 14.0% of sales in the prior year quarter.

Operating income was $117.4 million in the fourth quarter and 16.1% of net sales.  Operating income in the prior year fourth quarter was $80.1 million and excluding the pension settlement charge of $24.3 million was $104.4 million.  Operating margin expanded 20 basis points to 16.1% versus the prior year fourth quarter operating margin, excluding the pension charge, of 15.9%.

Other expense decreased by $9.7 million primarily due to lower net interest expense of $5.4 million in the fourth quarter of 2011 and refinancing expense of $4.5 million in the prior year quarter.

The reported effective tax rate in the fourth quarter was 45.9%. The quarter was negatively impacted by a $12.8 million non-cash charge for a deferred tax valuation allowance for a business in Brazil.  Excluding the deferred tax valuation allowance, the tax rate was 35.1% in the quarter. The prior year fourth quarter effective tax rate of 33.5% included a $1.1 million benefit from reinstatement of the research tax credit.

Free Cash Flow

Full year 2011 cash flow from operating activities increased 2% to $438 million compared to $428 million in 2010.   Free cash flow was $361 million compared to $365 million in the prior year. Free cash flow is defined as net cash from operating activities less capital expenditures.  The decrease in free cash flow is primarily related to an increase in capital expenditures and higher working capital, somewhat offset by higher net income.

Capital expenditures for 2011 were $77 million compared to $64 million in 2010.  Full year capital expenditures include $24 million for our global information systems upgrade project and initial spending of $11 million for a new manufacturing and distribution center in California.

41% Dividend Increase

On February 1, 2012 the Board of Directors declared a 41% increase in the regular quarterly dividend from $0.17 to $0.24, equivalent to an annual dividend of $0.96 or a dividend yield of approximately 2.1% per share. The higher dividend raises the annualized dividend payout from $97 million to $137 million, which represents approximately 40% of 2012 projected net income.  The quarterly dividend will be payable March 1, 2012.  It is the Company’s 444th regular consecutive dividend.  The Company last increased its dividend in February 2011 when it doubled the dividend.

Mr. Craigie commented, “Today’s actions reflects the Board of Directors’ desire to reward shareholders for the Company’s continued strong growth and is an indication of the Board’s confidence in the Company’s performance.  Importantly, the Company expects to generate over $1.1 billion in free cash flow over the next three years.  Our robust cash flow enables us to deliver higher value directly to our shareholders while maintaining significant financial flexibility to continue to aggressively pursue acquisitions and other growth opportunities.”

Outlook for 2012

Mr. Craigie said, “We continue to expect a difficult and challenging economic environment in 2012.  Consumer spending and category growth is expected to remain weak due to high unemployment and consumer uncertainty.  Commodity prices are expected to continue to increase in 2012 and competition will remain fierce.  We believe we are in an excellent position to continue to deliver value to our shareholders with our balanced portfolio of value and premium products, aggressive cost cutting and tight management of overhead costs.”

With regard to 2012, Mr. Craigie said, “We expect reported and organic sales growth of 3-4% in 2012 while increasing gross margin by 25-50 basis points.  Regarding mix, we continue to expect our value products, particularly in the laundry category, to benefit from the weak economy and deliver strong organic growth. We plan to maintain our marketing support in 2012 focused behind our power brands and the launch of our innovative new value and premium products, which will continue to drive share gains.”

In conclusion, Mr. Craigie said, “As a result of these factors, we are forecasting earnings per share to be in the range of $2.41 to $2.43, which is an increase of 14-15% on a reported basis, and 9-10%, excluding the deferred tax valuation allowance charge of $0.09 in 2011.”

Church & Dwight Co., Inc. will host a conference call to discuss fourth quarter 2011 results on February 7, 2012 at 1:30 p.m. (ET).  To participate, dial in at 877-317-1485, access code: 47655435 (International: 706-643-6278, same access code: 47655435).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 47655435).  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, contribution of product mix; organic sales growth and volume growth, including the effects of new products; gross margins; operating margins; marketing spending; earnings per share growth; free cash flow; commodity price increases; cost cutting and management of overhead costs; competition and customer response to new products.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations and changes in marketing and promotional spending.  With regard to the new product introductions referred to generally in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors”.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(In millions, except per share data)	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Net Sales	$731.1	$656.9	$2,749.3	$2,589.2
Cost of sales	414.6	364.4	1,534.8	1,431.4
Gross profit	316.5	292.5	1,214.5	1,157.8
Marketing expenses	105.6	96.1	354.1	338.0
Selling, general and administrative expenses	93.5	116.3	367.8	374.8
Income from Operations	117.4	80.1	492.6	445.0
Equity in earnings of affiliates	1.7	1.4	10.0	5.0
Other (expense), net	(1.1)	(10.8)	(8.0)	(31.7)
Income before non-controlling interest and taxes	118.0	70.7	494.6	418.3
Income taxes	54.2	23.7	185.0	147.6
Net Income of Non-Controlling Interest	63.8	47.0	309.6	270.7
Net Income attributable to Church & Dwight	$63.8	$47.0	$309.6	$270.7
Net Income per share – Basic	$0.45	$0.33	$2.16	$1.91
Net Income per share – Diluted	$0.44	$0.32	$2.12	$1.87
Dividend per share	$0.17	$0.09	$0.68	$0.31
Weighted average shares outstanding – Basic	143.0	142.5	143.2	142.0
Weighted average shares outstanding – Diluted	145.6	144.8	145.8	144.4

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2011	Dec. 31, 2010
Assets
Current Assets
Cash, equivalents and securities	$251.4	$189.2
Accounts receivable	264.6	231.1
Inventories	200.7	195.4
Other current assets	38.5	33.8
Total Current Assets	755.2	649.5
Property, Plant and Equipment (Net)	506.0	468.3
Equity Investment in Affiliates	12.0	9.2
Tradenames and Other Intangibles	904.1	872.5
Goodwill	868.4	857.4
Other Long-Term Assets	71.9	88.3
Total Assets	$3,117.6	$2,945.2
Liabilities and Stockholders’ Equity
Short-Term Debt	$2.6	$90.0
Other Current Liabilities	381.0	357.1
Total Current Liabilities	383.6	447.1
Long-Term Debt	249.7	249.7
Other Long-Term Liabilities	443.6	377.5
Stockholders’ Equity	2,040.7	1,870.9
Total Liabilities and Stockholders’ Equity	$3,117.6	$2,945.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
(Dollars in millions)	Dec. 31, 2011	Dec. 31, 2010
Net Income	$309.6	$270.7

Depreciation and amortization	77.1	71.6
Deferred income taxes	59.4	38.9
Gain on sale of assets	0.0	(1.0)
Non cash compensation	11.0	11.8
Other	3.8	12.2

Changes in assets and liabilities:
Accounts receivable	(35.3)	(12.7)
Inventories	(9.0)	24.1
Other current assets	(6.1)	1.9
Accounts payable and accrued expenses	27.4	22.7
Income taxes payable	19.1	(7.6)
Excess tax benefits on stock options exercised	(12.1)	(7.3)
Other liabilities	(7.1)	3.2
Net cash from operating activities	437.8	428.5

Capital expenditures	(76.6)	(63.8)
Proceeds from sale of assets	0.0	8.2
Acquisitions	(69.2)	(126.0)
Other	(2.0)	1.2
Net cash (used in) investing activities	(147.8)	(180.4)

Net change in debt	(87.4)	(476.6)
Payment of cash dividends	(97.4)	(44.0)
Stock option related	39.2	23.2
Purchase of treasury stock	(80.2)	(0.1)
Other	(0.7)	(6.2)
Net cash (used in) financing activities	(226.5)	(503.7)

F/X impact on cash	(1.3)	(2.3)

Net change in cash and investments	$62.2	$(257.9)

Product Line Net Sales

	Three Months Ended		Percent
	12/31/2011	12/31/2010	Change
Household Products	$342.8	$295.4	16.1%
Personal Care Products	176.8	177.2	-0.3%
Consumer Domestic	519.6	472.6	10.0%
Consumer International	145.0	120.2	20.7%
Total Consumer Net Sales	664.6	592.8	12.1%
Specialty Products Division	66.5	64.1	3.8%
Total Net Sales	$731.1	$656.9	11.3%

	Twelve Months Ended		Percent
	12/31/2011	12/31/2010	Change
Household Products	$1,295.0	$1,207.4	7.3%
Personal Care Products	684.1	678.7	0.8%
Consumer Domestic	1,979.1	1,886.1	4.9%
Consumer International	509.1	444.0	14.7%
Total Consumer Net Sales	2,488.2	2,330.1	6.8%
Specialty Products Division	261.1	259.1	0.8%
Total Net Sales	$2,749.3	$2,589.2	6.2%

The non-GAAP measures included in this press release may not be calculated in the same manner as similar measures provided by other companies due to differences in methods of calculation and the nature of the items and events that are excluded.

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

Adjusted Net Income per Share, Adjusted Effective Tax Rate, Adjusted Selling, General and Administrative Expenses, Adjusted Operating Profit and Adjusted Operating Margin

The press release provides information regarding the Company’s adjusted net income per share, adjusted effective tax rate, adjusted selling, general and administrative expenses, adjusted operating income and adjusted operating margin, in each case, adjusted to exclude one or both of a charge to earnings resulting from establishment of a deferred tax valuation allowance and a charge relating to the settlement of the Company’s US pension benefit obligation. Management believes that the presentation of adjusted net income per share, adjusted effective tax rate, adjusted selling, general and administrative expenses, adjusted operating income and adjusted operating margin (including reconciliation information in the press release) is useful to investors because it enables them to assess the Company’s historical and forecasted performance exclusive of isolated events that do not reflect the Company’s day-to-day operations.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures, the change in customer shipping arrangements, foreign exchange rate changes, the impact of an information systems upgrade, a discontinued product line and the change in the fiscal calendar for three foreign subsidiaries, from year-over-year comparisons. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods exclusive of matters that either are out of the control of management or represent unusual, one-time events that do not reflect the performance of management.

	Three Months Ended 12/31/2011
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Sales Growth	11.3%	12.1%	10.0%	20.7%	3.8%
Add:
Discontinued Product Line	0.3%	-	-	-	3.3%
FX	0.2%	0.1%	-	0.3%	0.9%
Less:
Sales in Anticipation of Information Systems Upgrade	1.1%	1.1%	1.7%	-1.2%	1.6%
Acquisitions	1.4%	1.5%	0.9%	4.1%	-
Change in Fiscal Calendar	2.2%	2.4%	-	11.9%	-

Organic Sales Growth	7.1%	7.2%	7.4%	6.2%	6.4%

	Twelve Months Ended 12/31/2011
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Sales Growth	6.2%	6.8%	4.9%	14.7%	0.8%
Add:
Divestitures	0.1%	0.1%	0.2%	0.1%	0.1%
Change in Customer Shipping Terms	0.2%	0.2%	0.3%	-	-
Discontinued Product Line	0.8%	-	-	-	7.7%
Less:
Sales in Anticipation of Information Systems Upgrade	0.3%	0.4%	0.4%	-	0.4%
Acquisition	1.3%	1.4%	1.3%	2.0%	-
FX	1.0%	1.0%	-	5.4%	0.8%
Change in Fiscal Calendar	0.6%	0.6%		3.3%

Organic Sales Growth	4.1%	3.7%	3.7%	4.1%	7.4%

The change in customer shipping arrangements reduced net sales due to the Company's provision of a customer pick up program. Previously the cost to ship was included in cost of sales. The discontinued product line relates to the cessation of operations at a chemical site at a foreign subsidiary.  Sales in advance of an information systems upgrade reflect a shift in the timing of customer orders in advance of the upgrade.

Free Cash Flow

Free cash flow is net cash from operating activities less capital expenditures.  Free cash flow is used by the Company's management, and management believes it is useful to investors, to help assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases.  Free cash flow also is one of the measures used in determining management's annual incentive award.  Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.  Please refer to the condensed cash flow statement for details.

Projected Percentage Increase in Earnings Per Share Growth

The press release contains the Company's forecast of 2012 earnings per share of $2.41-2.43, an increase of 9-10%, excluding the charge to earnings resulting from establishment of a deferred tax valuation allowance of $0.09 per share in the fourth quarter of 2011. If the deferred tax charge was not excluded, the forecasted 2012 earnings would constitute an increase of 14-15%. Management believes the exclusion of the deferred tax charge is useful to investors because it enables investors to compare performance in 2011 and 2012, without augmenting the amount of the increase to give effect to a charge that does not reflect the Company's day-to-day operations.